Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (File Nos. 333-225773, 333-278437, 333-286791 and 333-292952) and Registration Statements on Form F-3 (File Nos. 333-255408, 333-266047, 333-275305, 333-293167 and 333-293533) of our report dated April 29, 2026, relating to the consolidated financial statements of SciSparc Ltd. (the “Company”), appearing in the Annual Report on Form 20-F/A of the Company for the year ended December 31, 2025.

/s/ Brightman Almagor Zohar & Co.
Certified Public Accountants
A Firm in the Deloitte Global Network

Tel Aviv, Israel

August 19, 2026